                                PROMISSORY NOTE
                                ---------------

$725,000.00                                                          May 1, 1996


     1. Principal Amount. For value received, the undersigned ("MAKER") does hereby promise to pay to Metzler & Associates, Inc., an Illinois corporation ("PAYEE"), the principal sum of $725,000.00 upon the terms and conditions set forth herein.

     2. Interest. Subject to Sections 3 and 6 hereof, Maker shall pay interest on the unpaid principal amount hereof at the per annum rate equal to the applicable federal rate as determined under Treas. Reg. (S) 1.7872-3(b)(3)(i) on the date hereof from the date hereof until all amounts due hereunder are paid in full. Interest hereon shall be calculated on the basis of the actual number of days elapsed and a year of 365 or 366 days, as the case may be. Payments of interest on the unpaid principal hereof shall be due and payable pursuant to Sections 3, 4 or 5 hereof, as appropriate.

     3. Post Maturity Interest. Any amount of principal and/or interest hereon which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until said principal and/or interest amount is paid in full, payable on demand, at the lesser of (a) 300 basis points in excess of the rate set forth in Section 2 and (b) the highest rate of interest allowable under applicable law. The foregoing notwithstanding, any interest paid and actually collected by Payee hereunder which is found by a court of competent jurisdiction to be in excess of the highest rate of interest allowed under applicable law shall be applied to the repayment of the then outstanding principal balance due hereunder in such a manner as to prevent the payment and collection of interest in excess of the highest rate permitted by applicable law.

     4. Payments. Subject to the provisions of Section 6, principal shall be payable in three equal installments on each of December 31, 1996, December 31, 1997 and December 31, 1998, together with accrued interest on the outstanding principal balance to the date of such payment. All payments of principal and interest in respect of this Note shall be made by delivery of a certified or bank cashier's check or of other immediately available funds and delivered to Payee on the date due at 520 Lake Cook Road, Deerfield, Illinois 60015, or at such other place as the holder hereof may from time to time designate in writing.

     5. Prepayment. Maker, without premium or penalty, may prepay this Note in whole or in part, with accrued interest to the date of such prepayment on the amount prepaid.

     6. Forgiveness. Each installment of principal and interest hereunder shall be forgiven if Maker is in the employ of Payee on the date such payment is due. In addition, the remaining outstanding principal and interest shall be forgiven in their entirety if prior to December 31, 1998


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(i) Maker dies or becomes Permanently Disabled (as defined in that certain
Shareholders' Agreement dated as of January 1, 1996 among Payee and each of the shareholders of Payee party thereto, as the same may be amended from time to time (the "SHAREHOLDERS' AGREEMENT")), (ii) Payee terminates Maker's employment other than for Cause (as defined in the Shareholders' Agreement), it being understood that such a termination would violate the terms of that certain Employment Agreement dated as of January 1, 1996 (the "EMPLOYMENT AGREEMENT") between Payee and Maker, or (iii) there occurs a Change of Control (as defined in the Employment Agreement).

     7. Events of Default. Maker's failure to pay any principal or interest on this Note when due, whether at maturity, by acceleration, or otherwise, within five business days after the date due shall constitute an Event of Default hereunder.

     8. Remedies. Upon or at any time after the occurrence of an Event of Default, the principal amount of this Note and all accrued and unpaid interest thereon (and all other amounts due with respect to this Note) shall, at the option of Payee, become due and payable without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived by Maker, anything in this Note to the contrary notwithstanding. The undersigned agrees, subject only to any limitation imposed by law, to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the Payee in endeavoring to collect any amounts payable hereunder which are not paid when due.

     9. Transfer of Note. Payee may not transfer this Note without the prior written consent of Maker.

     10. Notices. Any notice hereunder shall be deemed effective if given in accordance with the terms of the Shareholders' Agreement.

     11. Governing Law. This Agreement shall be construed and enforced in accordance with and interpreted by the internal laws of the State of Illinois. The parties hereby consent to service of process and to the exclusive jurisdiction of any appropriate court located in Cook County, Illinois in any action to enforce the provisions of this Agreement.

     IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the day and year first above written.

                                            MAKER:
                                            -----


                                            /s/Richard J. Metzler
                                            ------------------------------------
                                            Richard J. Metzler
                                            120 Woodley Road
                                            Winnetka, Illinois  60093



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